CERTAIN MATERIAL (INDICATED BY AN ASTERICK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           Direct Insite Confidential


                       STATEMENT OF WORK # EDS-2008-05-07
                      EDS/(*)-IOL On-Going Support

This Statement of Work #EDS-2008-05-07 ("SOW") dated May 7th, 2008 is issued pursuant to the Master Services Agreement dated May 7th, 2004, ("MSA") by and between Electronic Data Systems Corporation ("Client"), a Delaware corporation, with its principal offices located at 5400 Legacy Drive Plano, Texas 75024-3199 USA and Direct Insite Corp. ("DI"), a Delaware corporation, with its principal offices located at 80 Orville Drive. Bohemia, NY 11716 (Client and DI individually a "Party", together the "Parties"). Capitalized terms not defined in this SOW shall have the meanings set forth in the MSA,

1.0  Description of Services to be Performed and Deliverables to be Provided:

     1.1 Scope of Work

The scope of work for this SOW includes on-going support of the DI Invoices Online (IOL) suite of components for EDS on behalf of (*).


     1.2 Key Assumptions

     o EDS will provide DI access to subject matter experts and systems required to properly support the IOL system.

     o All intellectual property as a result of this SOW will remain the sole and exclusive property of DI.

     o If EDS elects to use the Change Requests or Enhancements, collectively (Works) provided during the term of this SOW in other Accounts or Commercial Situations, DI will make such Works available at no additional charge. Such Works will be provided in addition to any requested Non Recurring Engineering (NRE) and or the monthly On Going Support (OGS) fees required to utilize the base DI application in such other opportunities and those efforts will be subject of a separate SOW.

     o Client represents and warrants that it will not modify or alter the compiled byte code of the IOL Application.

     o DI will be provided office space on the Client premises and will be reimbursed for all reasonable and pre-agreed travel expenses to and from the Client locations for the facilitation of on-going system support.


     1.3 DI Responsibilities

DI Responsibilities

     DI has the following responsibilities as it relates to this SOW:

     o Provide a suitably qualified Account Manager with sufficient authority to represent DI in senior level meetings.

     o Provide appropriate and reasonable access to IOL subject matter experts.

     o Document all meetings, findings, designs, dependencies, issues, and risks. Such materials will remain on file at DI corporate office but will be issued electronically to all appropriate parties within reasonable agreed timescales.

     o DI will be responsible for maintaining continuity and skill level of its representatives under this agreement in the event any of those persons should leave the business or be reassigned.

     o Provide and maintain the hardware and software infrastructure to host the IOL application if hosted by DI.

     1.4 Client Responsibilities

     Client has the following responsibilities as it relates to this work order

     o Provide appropriate and reasonable access to billing and invoice validation subject matter experts

     o Participate in all reasonably required review sessions and discussions in support of the IOL service.

     o Provide access with appropriate permissions to existing applications and system documentation as needed for IOL support. Where such access is required to (*)-owned systems Client will make all reasonable endeavors to secure appropriate permissions and access.

     o Provide and maintain the hardware and software infrastructure to host the IOL application if hosted by Client.

     o If Client chooses to provide application hosting, Direct Insite, unless degradation is a direct result of IOL application failure, will not be responsible for the following Service Level Agreements (SLA's) as described in the MSA:

               o    Response Time
               o    Availability
               o    Feed Turn around Time

2.0  Service Location(s):

     All on-going support activity in association with this SOW will be performed in designated DI facilities, or on-site at Client designated facilities.

3.0  Facilities and Equipment Requirements

     o Client will provide DI with office space, Internet connectivity and printer access for the duration of this SOW.

4.0  Application Support, Account & Development Support and Training Services

     4.1 Application Support

     o    DI per this SOW  will  provide  to  Client  comprehensive  application support. Such application support will consist of problem determination and assignment of a defect to the appropriate DI resources to correct the identified issue at no cost to the Client.

     o Direct Insite will provide application support effective August 1st 2008 (Application Go-live) Monday through Friday from 0900 to 1700 hours India (IST). Additional support requests (weekends, off hours, holidays) will be made with a minimum of seventy-two (72) hours notice by the Client to the DI Account Manager. Additional support will be provided upon request and invoiced at the agreed upon rate of (*) USD.

     o Level of support, roles and responsibilities and all other specific details are provided in the Support Plan which is attached to this document as EDS-(*) Support Plan.doc. (Appendix A).

     4.2 Account & Development Support

     o Non application based defects reported by the Client to DI, Client requested enhancements and or change requests will be provided as a for fee service at the rate of (*) USD per hour. See Table 2.0 Block Hour Provision Schedule in Section 5.0.

     o DI will provide to the Client a block of Five Hundred (500) hours of (Account & Development Support). Client will pay to DI for such block of Five Hundred hours a rate of (*) USD per hour for a total amount of (*) USD. DI will invoice Client for actual hours utilized on a monthly basis. Any requests for additional blocks of hours will be requested by Client and an amendment to this SOW shall be created.

           ------------------------------------------------------------------------------
                                                  Block Hour Provision
           Line #                                                 Quantity          Price
             1   Account & Development Support                    (*)               (*)
           ------------------------------------------------------------------------------

                         Table 2.0 Block Hour Provision

     o This initial block of 500 support hours is a starting point and may be increased as needed; such additional blocks of hours will be the subject of an amendment to this SOW. Actual hours utilized for additional support requests or actual change requests (CR) will be invoiced monthly. The Direct Insite Account Manager will provide detailed reporting on support hour usage on each monthly invoice. The level of effort for each customer change requests will be sized and priced and submitted for the customer's sign off prior to any work taking place.

     o Any on-site Account & Development Support travel related expenses required per this SOW shall be reimbursed by EDS as per the EDS Travel Guidelines.

     4.3 Training

     o Direct Insite will provide two business days (16 hours) of training (Web based or On-site) at no additional cost to Client, On-site training assumes all travel related expenses are reimbursed by EDS as per the EDS Travel Guidelines.

     o Additional training and documentation services are available at the rate of (*) per hour.

5.0 Fee Rate and Schedule (Fees are exclusive of Expenses incurred in connection with the Services). Table 1.0 Summary of IOL Monthly Fee Schedule

-------------------------------------------------------------------------------------------------------
         Release 1.0 Monthly OGS Service Fee for the period August 4th, 2008 through August 4th, 2013.
Line #                                                            Quantity                       Price
    1     Monthly Processing                                       (TBD)                       (*)
    2     Max Number of Active Users                             Up to 500                     (*)
    3     Application Instance: (1 Production                        1                         (*)
          Environment / 1 Test Environment)
    4     Monthly Application Hosting                                1                         (*)
    5     Level 2 and 3 Support                                      1                         (*)
           Monthly Total OGS                                                                   (*)

-------------------------------------------------------------------------------------------------------

                      Table 1.0 Summary of IOL Fee Schedule

     * In the event that the volumes in Table 1.0 under run or are exceeded by more than (*) %) during any calendar year of this agreement, the parties agree to interlock and discuss the Fee Rate and Schedule.


6.0  Status and Tracking

     Monthly Status Reports:

     DI will provide monthly Status Reports advising the Client Project Manager of the progress and status of DI activities worked on during that period.

7.0  Change Management Process

     The following process will be utilized for the Change Requests and Enhancements under this SOW as required.

     o    All Change Requests should be submitted to the DI Account Manager.
     o The Direct Insite Account Manager is responsible for tracking, submitting and receiving sign off from the customer on all CR's in a customer acceptable timeframe. The CR document format is attached to the SOW as Appendix B.
     o All Change Requests will be tracked via a change request log and reviewed on a weekly basis.
     o The following steps will be executed for each Change Request/Enhancement (CR):

          1.   Submit CR to DI Account Manager.
          2.   Assign CR Number
          3.   Estimate Time and Cost and make a recommendation to Client.
          4.   Receive Client approval and acceptance criteria.
          5.   Communicate decision and update project plans
          6. Implement CR, validate successful implementation and invoice Client for CR.

Escalation Procedure

     The following procedure will be followed if resolution is required to a conflict arising during the performance of this SOW.

     When a conflict arises between Client and DI, the project team member(s) will first strive to work out the problem internally.

     o    Level 1: If the project team cannot  resolve the conflict  within five
          (5) working days, the Client Program Manager and DI Account Manager will meet to resolve the issue.

     o Level 2: If the conflict is not resolved within three (3) working days after being escalated to Level 1, the Client Executive Sponsor will meet with the DI Project Executive to resolve the issue.

     o    Level  3:  If  the   conflict   remains   unresolved   after  Level  2
          intervention, resolution will be addressed in accordance with the Agreement or as determined or agreed to by the parties.

     o During any conflict resolution, DI agrees to provide services relating to items not in dispute, to the extent practicable pending resolution of the conflict.


8.0  Novation

If the contract between (*) and EDS is terminated for any reason during the term of this Agreement, DI agrees that (*) will become the recipient party of the Services of this Agreement and such Services will continue to be provided uninterrupted for the term and in accordance with all of the provisions of this Agreement.

9.0 Authorized Signatures

This Agreement between Direct Insite Corp. and EDS Ltd is pursuant to the MSA executed between Direct Insite Corp. and EDS Corp. on May 7th, 2004. By signing below Client acknowledges its acceptance of this SOW and represents that the signer is an authorized representative of Client.


Direct Insite Corp.                      Electronic Data Systems Corp.


By: /s/ Matthew E. Oakes                 By:
Name: Matthew E. Oakes
                                         Name:
Title: Chief Operating Officer
                                         Title: ________________________________
Date:July 31, 2008
                                         Date: